Exhibit 99.1
American Oil & Gas Reports 3rd Quarter 2006 Results
     DENVER, November 20, 2006 — American Oil and Gas, Inc. (AMEX: AEZ) reports a net loss to common stockholders of $1,203,894 (three cents per share, basic and diluted), for the quarter ended September 30, 2006, as compared to net income to common stockholders of $331,405 (one cent per share, basic and diluted) for the corresponding quarter ended September 30, 2005. For the nine-month period ended September 30, 2006, American reports net income to common stockholders of $3,119,915 (eight cents per share, basic and diluted), as compared to net income to common stockholders of $552,479 (two cents per share, basic and diluted), for the corresponding nine-month period ended September 30, 2005. Included in net income for the nine-month period ended September 30, 2006 are (i) a $4.2 million gain ($2.6 million net of tax) from the sale of the Big Sky project, (ii)$3 million ($1.9 million net of tax) in gains from the sale of the Bear Creek prospect and a portion of the Goliath project and (iii) $1.5 million ($0.9 million net of tax) in service fee income. At September 30, 2006, American had $5.2 million in unrealized gain, net of tax, in Accumulated Other Comprehensive Income.
     During the quarter ended September 30, 2006, American sold 2,354 barrels of oil at an average price of $60.97, resulting in oil revenues of $143,520, and sold 11,187 Mcf of natural gas at an average price of $6.51 per Mcf, resulting in gas revenues of $72,827. During the corresponding quarter of the prior year, American sold 23,578 barrels of oil at an average price of $59.94, resulting in oil revenues of $1,413,334, and sold 16,473 Mcf of natural gas at an average price of $7.04 per Mcf, resulting in gas revenues of $115,954.
     During the nine-month period ended September 30, 2006, American sold 31,161 barrels of oil at an average price of $55.38, resulting in oil revenues of $1,725,630, and sold 40,977 Mcf of natural gas at an average price of $7.82 per Mcf, resulting in gas revenues of $320,602. During the corresponding nine-month period of the prior year, American sold 59,536 barrels of oil at an average price of $53.28, resulting in oil revenues of $3,172,368, and sold 42,636 Mcf of natural gas at an average price of $6.63 per Mcf, resulting in gas revenues of $282,689. The primary reason for the oil and gas revenue decline results from the sale of the Big Sky project, which accounted for substantially all oil and gas revenues in 2005 and in the first quarter of 2006.
     At September 30, 2006, American’s ceiling test calculation resulted in costs exceeding the ceiling by approximately $247,600 net of income tax effects. Therefore, at September 30, 2006, American recognized an impairment expense of $400,000 and a related $152,400 reduction in the deferred income tax provision for the three months ended September 30, 2006.
     American’s general and administrative expenses increased $459,523 (91%) in the quarter ended September 30, 2006 over the comparable quarter in 2005 primarily due to the recognition of share-based compensation ($350,000) pursuant to the adoption of FAS 123(R), and an additional $100,000 is attributable to an increase in the number of employees since September 30, 2005. American’s general and administrative expenses increased $1,158,833 (71%) in the nine-month period ended September 30, 2006 over the comparable nine-month period in 2005 also due, to a large extent, to the recognition of share-based compensation ($1 million) pursuant to the adoption of FAS 123(R). The remaining increase in the nine-month period is primarily attributable to an increase in salaries resulting from the addition of new employees.
     At September 30, 2006, American had $19.7 million of working capital, $59.8 million of total assets, $4.7 million of current liabilities, long-term portion of deferred income taxes of $3.3 million and stockholders’ equity of $51.8 million. There are currently 38,903,994 common shares and 250,000 series AA convertible preferred shares outstanding.

Selected Financial and
Operating Data	Three Months Ended		Nine Months Ended
	9/30/06	9/30/05	9/30/06	9/30/05
FINANCIAL RECAP:
Revenues	$216,347	$1,529,288	$3,576,232	$3,455,057
Net income to common stockholders	$(1,203,894)	$331,405	$3,119,915	$552,479
Net income (loss) per common share- basic	$(0.03)	$0.01	$0.08	$0.02
Net income (loss) per common share-diluted	$(0.03)	$0.01	$0.08	$0.02
OPERATING DATA:
Net oil production (Bbl)	2,354	23,578	31,161	59,536
Oil revenues	$143,520	$1,413,334	$1,725,630	$3,172,368
Average oil price per Bbl	$60.97	$59.94	$55.38	$53.28

Net gas production (Mcf)	11,187	16,473	40,977	42,636
Natural gas revenues	$72,827	$115,954	$320,602	$282,689
Average gas price per Mcf	$6.51	$7.04	$7.82	$6.63
Barrels of oil equivalent sold (“BOE”)	4,219	26,324	37,991	66,642

Lease operating expenses (“LOE”)	$62,856	$60,363	$230,436	$154,866
LOE per BOE	$14.90	$2.29	$6.07	$2.32

Depreciation, depletion and amortization of oil and gas properties	$104,000	$501,536	$599,639	$1,019,231
DD&A per BOE	$24.65	$19.05	$15.78	$15.29

Oil and gas property impairment	$400,000	$—	$400,000	$—

General and administrative expenses	$963,992	$504,469	$2,795,311	$1,636,478
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanog.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenue as a result of the sale of its Big Sky project interests, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.

Andrew Calerich, President	Neal Feagans, Investor Relations
Phone: 303.991.0173	Feagans Consulting, Inc
Fax: 303.595.0709	303.449.1184
1050 17th Street, Suite 2400
Denver, CO 80265